Axion International Announces Contract from Major US Railway

Order Provides Further Validation of Axion’s Green Structural Products Technology and Market Acceptance

BASKING RIDGE, N.J., January 30,2009 -- Axion International Holdings, Inc. (OTC Bulletin Board: AXIH - News), a green industrial technology company that develops premium, cost-effective structural building products from recycled consumer and industrial plastics, today announced the receipt of an order for crossties from a major US railroad company valued at approximately $560,000.

Upon completion of this contract, the customer has the potential to place further and larger orders. All contracted products for American commercial customers will be manufactured solely in the United States.

 “This order represents more than simply an important business opportunity for Axion,” said James Kerstein, Chief Executive Officer. “Over and above the significant initial revenue generated and the potential for future, larger orders, the stature of this client provides major validation for our green structural products as well as providing leverage opportunities for expanded business throughout the entire rail and transportation infrastructure sectors.”

Mr. Kerstein further stated, “As evidenced by this latest order and by the bridges we are constructing for the US Army, our superior products offer higher quality structural solutions to specific projects than the traditional building technologies currently available, and do so in a manner that is both economically competitive and eco-friendly.”

As previously announced, the US Army has awarded Axion a multi-bridge contract representing a value of approximately $800,000. Utilizing Axion’s patented blend of recycled composite materials, the 50-foot plus structures will handle loads of 70 tons, with each replacing a wood bridge with only a 6-ton rating. According to a study conducted by The US Army Corps of Engineers, a similar bridge built using Axion’s formulations more than 10 years ago at Fort Leonard Wood has required virtually no maintenance and retains its as-new appearance.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For more information, please visit: www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Company Contact
Axion International Holdings
Chief Executive Officer
James Kerstein
(908)-542-0888
kersteinj@axionintl.com

Financial Communications Contact
Trilogy Capital Partners
Bob Beaty, Executive Vice President
Toll-free: 800-592-6067[Missing Graphic Reference]
info@trilogy-capital.com